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                                                                  EXHIBIT 99.1



FOR FURTHER INFORMATION CONTACT:
AT THE COMPANY
John Gaines
Vice President-Finance
806-374-8653




FOR IMMEDIATE RELEASE

CROSS-CONTINENT COMPLETES ACQUISITION OF SAHARA NISSAN, INC. IN LAS VEGAS

AMARILLO, TEXAS, JULY 2, 1997--CROSS-CONTINENT AUTO RETAILERS, INC. (NYSE: XC) today announced that it has completed the previously announced acquisition of Sahara Nissan, Inc., a franchised Nissan automobile dealership in Las Vegas, Nevada, which operates under the trade name Jack Biegger Nissan.

The purchase approximated $12.5 million and consisted of $9.0 million in cash which was provided under the company's revolving line of credit, $2.0 million in Cross-Continent common stock, $1.0 million in notes payable to the sellers and $500,000 reduction of existing debt. The transaction will be accounted for as a purchase.

In 1996, Biegger Nissan sold 1,922 new vehicles, 1,435 used retail vehicles and produced $63.7 million in total revenue.

Bill Gilliland, chairman and chief executive officer of Cross-Continent, said "the addition of the Jack Biegger Nissan dealership complements our strategy of acquiring high-quality, profitable dealerships in selected markets and enhances our market share in one of the fastest-growing markets in the United States."

The dealership is located near the company's recently acquired Toyota West dealership in Las Vegas, and is located adjacent to Chaisson Motors, which the company has under contract to acquire. Upon the completion of the Biegger and Chaisson acquisitions, the company will operate five dealerships representing Toyota, Nissan, BMW, Jaguar, Land Rover, VW-Audi and others as well as retailing used cars.

Jack Biegger, president of Sahara Nissan, will retire following a 20-year career as dealer-operator of the dealership. Jack Biegger Nissan is the oldest continually operated Nissan dealership in the state of Nevada.

"Jack has built an outstanding organization. The quality of dealership is reflected in the character of the dealership managers and employees and the high level of attention devoted to quality customer service," Gilliland said.

Cross-Continent Auto Retailers, Inc. owns and operates a group of franchised automobile dealerships in Texas, Oklahoma, Colorado and Nevada. Through these dealerships, the company sells new and used cars and light trucks, arranges related financing and insurance, sells replacement parts and provides vehicle maintenance and repair services.

Cross-Continent Auto Retailers, Inc. is listed on the New York Stock Exchange under the symbol XC.

CROSS-CONTINENT AUTO RETAILERS, INC. BELIEVES ITS SHAREHOLDERS BENEFIT FROM THE VIEWS OF MANAGEMENT ABOUT THE FUTURE OF THE COMPANY'S BUSINESS. INCLUDED HEREIN ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS WITH RESPECT TO ANTICIPATED REVENUE GROWTH, ACQUISITIONS AND PROFITABILITY. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDING WITHOUT LIMITATION ECONOMIC CONDITIONS, RISKS ASSOCIATED WITH ACQUISITIONS AND THE RISK FACTORS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

TO RECEIVE ADDITIONAL INFORMATION ON CROSS-CONTINENT AUTO RETAILERS, INC. FREE OF CHARGE VIA FAX, DIAL 1-800-PRO-INFO AND ENTER "XC."